Exhibit 99.1

For more information, contact:

Wendy C. Waugaman, Chief Executive Officer
(515) 457-1824, wcwaugaman@american-equity.com

John M. Matovina, Chief Financial Officer
(515) 457-1813, jmatovina@american-equity.com

FOR IMMEDIATE RELEASE	Julie L. LaFollette, Director of Investor Relations
May 30, 2012	(515) 273-3602, jlafollette@american-equity.com

Debra J. Richardson, Chief Administrative Officer
(515) 273-3551, drichardson@american-equity.com
AMERICAN EQUITY ANNOUNCES REDEMPTION OF TRUST PREFERRED SECURITIES
WEST DES MOINES, Iowa (May 31, 2012) - American Equity Investment Life Holding Company (NYSE: AEL), a leading underwriter of index and fixed rate annuities, announced today that it has issued a notice of mandatory redemption of all of its 8% Convertible Junior Subordinated Debentures Due 2029 (the “Debentures”) and that American Equity Capital Trust I, the holder of all of the Debentures, has issued notices of mandatory redemption of all of its 8% Convertible Trust Preferred Securities (the “Trust Preferred Securities”) and all of its 8% Convertible Trust Common Securities (the “Trust Common Securities”). The notices specify a redemption date of July 10, 2012. The aggregate redemption price for the outstanding Trust Preferred Securities is approximately $22 million (plus accrued and unpaid distributions to the redemption date). Holders of the Trust Preferred Securities have the right to convert their securities into shares of American Equity Investment Life Holding Company common stock, par value $1 per share. If all of the Trust Preferred Securities holders exercise their conversion rights, American Equity Investment Life Holding Company would issue approximately 2.7 million shares of its common stock. All of the Trust Common Securities are owned by American Equity Investment Life Holding Company.
CAUTION REGARDING FORWARD-LOOKING STATEMENTS
This press release contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Forward-looking statements relate to future operations, strategies, financial results or other developments, and are subject to assumptions, risks and uncertainties. Statements such as “guidance”, “expect”, “anticipate”, “believe”, “goal”, “objective”, “target”, “may”, “should”, “estimate”, “projects” or similar words as well as specific projections of future results qualify as forward-looking statements. Factors that may cause our actual results to differ materially from those contemplated by these forward looking statements can be found in the company's Form 10-K filed with the Securities and Exchange Commission. Forward-looking statements speak only as of the date the statement was made and the company undertakes no obligation to update such forward-looking statements. There can be no assurance that other factors not currently anticipated by the company will not materially and adversely affect our results of operations. Investors are cautioned not to place undue reliance on any forward-looking statements made by us or on our behalf.
ABOUT AMERICAN EQUITY
American Equity Investment Life Holding Company, through its wholly-owned operating subsidiaries, is a full service underwriter of a broad line of fixed annuity and life insurance products, with a primary emphasis on the sale of index and fixed rate annuities. American Equity Investment Life Holding Company, a New York Stock Exchange Listed company (NYSE: AEL), is headquartered in West Des Moines, Iowa. For more information, please visit www.american-equity.com.